EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contact:


John Kalas
(516) 495-7037
American Home Mortgage


   WL Ross Approved By Bankruptcy Court As $500 Million Stalking Horse Bidder
                     For American Home's Servicing Business

September 26, 2007, Melville, NY - American Home Investment Corp. (OTC:AHMIQ) ("American Home") today announced that the U.S. Bankruptcy Court for the District of Delaware approved an entity sponsored by WL Ross & Company LLC as the stalking horse bidder for American Home's mortgage servicing platform and mortgage servicing rights.

The purchase price payable under the stalking horse agreement is based on a formula, tied primarily to the principal amount of unpaid loan balances under servicing contracts and outstanding servicing advances as of the closing date. American Home estimates, based on current account balances and certain other assumptions, that the total purchase price would be approximately $500 million.

The motion was supported by the official committee of unsecured creditors and the administrative agent for the pre-petition lending syndicate for American Home's servicing operation. With bankruptcy court approval, American Home is now soliciting competing proposals for the sale of its mortgage servicing business by October 2, 2007, to be considered at an auction scheduled for October 5, 2007.

Located in Irving, Texas, the mortgage servicing business of American Home employs over 400 professionals servicing a portfolio of more than 200,000 loans and over $50 billion of unpaid principal balance. An objective of American Homes through the sales process is to provide a seamless transition of mortgage servicing to homeowners while its servicing operations are transferred to new ownership.

Notwithstanding the value which may be realized in the proposed sale of the mortgage servicing assets and mortgage servicing platform, as previously disclosed, the Company does not believe that the sale of its assets in the chapter 11 process will enable it to pay its creditors in full or that there will be any funds remaining for distribution to its equity securityholders.

This news release contains "forward-looking statements" that are based upon expectations, estimates, forecasts, projections and assumptions. Any statement in this news release that is not a statement of historical fact, including, but not limited to, projections of financial results, expected future financial position, or business strategy, and any other statements of plans, expectations, objectives, estimates and beliefs, is a forward-looking statement. Words such as "look forward," "will," "anticipate," "may," "expect," "plan," "believe," "intend," "opportunity," "potential," and similar words, or the negatives of those words, are intended to identify forward-looking statements. Such forward-


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looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict, and are not guarantees of future performance. As a result, actual future events may differ materially from any future results, performance or achievements expressed in or implied by this news release. Such forward-looking statements are inherently uncertain, and actual results may differ from expectations. American Home does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this news release, whether as a result of new information, future events or otherwise.